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                                                                    Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
COMFORCE Corporation:


We consent to the incorporation by reference in the registration statement on Form S-8 of COMFORCE Corporation and subsidiaries of our report dated February 28, 2000, relating to the consolidated balance sheet of COMFORCE Corporation and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, cash flows and financial statement schedule for the year ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of COMFORCE Corporation and subsidiaries. We consent to the reference to our firm under the heading "Experts" in the reoffer prospectus.

                                 /s/ KPMG LLP

                                 KPMG LLP


Melville, New York
March 9, 2001